Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CH2M HILL Companies, Ltd.:

We consent to incorporation by reference in the registration statement (No. 333-113160) on Form S-8 of CH2M HILL Companies, Ltd. of our reports dated February 24, 2006 with respect to the consolidated balance sheets of CH2M HILL Companies, Ltd. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, and our report dated February 10, 2006 with respect to the consolidated balance sheets of Kaiser-Hill Company, LLC as of December 31, 2005 and 2004, and the related consolidated statements of income, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of CH2M HILL Companies, Ltd.

Our report on the consolidated financial statements of CH2M HILL Companies, Ltd. refers to the Company’s adoption of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, on January 1, 2005.

KPMG LLP

Denver, Colorado
February 24, 2006